AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 2014.

1933 ACT REGISTRATION FILE NO. 333-196361

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]

PRE-EFFECTIVE AMENDMENT NO.  1
POST-EFFECTIVE AMENDMENT NO.  [  ]

INVESTMENT MANAGERS SERIES TRUST
(Exact Name of Registrant as Specified in Charter)

235 West Galena Street
Milwaukee, WI 53212
(Address of Principal Executive Offices) (Zip Code)

(414) 299-2295
(Registrant’s Area Code and Telephone Number)

Constance Dye Shannon
UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, WI 53212
(Name and Address of Agent for Service)

With Copies To:
Michael Glazer
Bingham McCutchen LLP
355 South Grand Avenue
Los Angeles, California 90071

Approximate Date of Proposed Public Offering:  As soon as practicable after this Registration Statement becomes effective under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement under the Securities Act of 1933 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Title of Securities Being Registered:
Class I shares of beneficial interest of Advisory Research MLP & Energy Infrastructure Fund

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 is being filed for the sole purpose of delaying the effectiveness of the Registrant’s previously filed initial Registration Statement filed on Form N-14 (File No. 333-196361) on May 29, 2014. This Pre-Effective Amendment incorporates by reference the information contained in Parts A, B and C of the initial Registration Statement on Form N-14 (File No. 333-196361) under the Securities Act of 1933, as filed with the Commission on May 29, 2014.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, duly authorized, in the City of Milwaukee, and State of Wisconsin, on the 27th day of June, 2014.

INVESTMENT MANAGERS SERIES TRUST

By:	/s/ Maureen Quill
Maureen Quill
President

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title
/s/ Ashley Toomey Rabun†
Ashley Toomey Rabun	Trustee
/s/ William H. Young†
William H. Young	Trustee
/s/ Charles H. Miller†
Charles H. Miller	Trustee
/s/ John P. Zader†
John P. Zader	Trustee
/s/ Eric M. Banhazl†
Eric M. Banhazl /s/ Rita Dam	Trustee and Vice President
Rita Dam	Treasurer and Principal Financial and Accounting Officer

/s/ Maureen Quill
Maureen Quill		President

† By	/s/ Rita Dam
Attorney-in-fact, pursuant to power of attorney filed herewith.